Exhibit 10.1
Severance Policy
(Rev. 01/31/2008)

General Applicability	This policy (“Policy”) applies to eligible employees who are primarily assigned to all of Tollgrade’s U.S. locations.

All regular, full-time active salaried exempt and salaried non-exempt employees are eligible for coverage under the provisions of this Policy.

Regular, full-time employees include any employee who is regularly scheduled to work at least twenty (24) hours per week. Individuals who are not regularly employed are excluded from coverage under this Policy. Such individuals include, for example, interns, summer employees, co-op/student employees, contract employees, consultants, and all whose employment is temporary or otherwise limited to the duration of a specific project or undertaking. Hourly employees and employees who are represented by a labor organization are also excluded from coverage.

Two (2) classes of severance policy benefits are detailed hereunder:

(1) Benefits for Executive Council & Senior Management Team (“Executive Group”); and

(2) Benefits for all non-Executive Council & Senior Management Team (“Non-Executive Group”).

The scope membership within the “Executive Council” and “Senior Leadership Team” shall be determined by the President and/or CEO.

Purpose	The purpose of this Policy is to provide assistance to former employees who suffer an employment loss under certain circumstances following their termination from employment with Tollgrade.

Effective Date	January 1, 2008.

Severance Policy

Eligibility	Qualifying Loss of Employment:

Employees are eligible for severance pay provided that their employment is terminated after a minimum of one (1) continuous year of regular, full-time employment and provided that the reason for such termination of employment is:

(a) a reduction in the workforce, or

(b) a loss of employment due to the elimination of a job or position.

Requirement To Execute A General Release And Other Agreements:

An employee will not be eligible for severance pay if he/she fails to sign a general release (to be provided by Tollgrade to the employee) of Tollgrade and related persons and/or entities from any and all claims and causes of action that he/she may have against Tollgrade at the time of his/her termination of employment.

The subject release must be executed within the time parameters set forth therein.

Tollgrade reserves the right to require, in certain circumstances, the employee to execute a non-competition and confidentiality agreement as a pre-requisite to receiving benefits under this Plan. Tollgrade, in its sole discretion shall determine under what circumstances such agreements shall be required and what particular restrictions may be contained in such agreements.

Specific Exclusions:

Employees also will not be eligible for severance pay under this Policy if termination is for any other reason including, but not limited to:

(a) voluntary resignation, or

(b) termination for cause, or

(c) retirement, or

(d) termination due to eligibility for long-term disability, or

(e) sale of Tollgrade, any of its operating assets or any organizational component of Tollgrade.

Severance Policy

Employees Not Eligible If Alternative Job Offered:

If a termination of employment results from a reduction in the workforce or elimination of the job, no severance pay will be paid if the employee refuses to accept other employment which is offered under this Policy by Tollgrade, unless the available employment requires the employee to relocate, or involves a reduction in base rate of at least 20%.

Benefits	Severance Pay -

Executive Group:

The amount of severance pay for the Executive Group shall be two (2) weeks’ regular base (straight-time) pay for each full year of continuous service, with a minimum of four (4) weeks’ and a maximum of fifty-two (52) weeks’ pay. Continuous service is defined as total years of service beginning with the employee’s most recent date of hire or most recent date of recall and ending as of the date of termination.

Non-Executive Group:

The amount of severance pay shall be one (1) week’s regular base (straight-time) pay for each full year of continuous service, with a maximum of twenty-six (26) weeks’ pay. Continuous service is defined as total years of service beginning with the employee’s most recent date of hire or most recent date of recall and ending as of the date of termination.

Adjustments To Amounts To Be Paid:

Notwithstanding the above, the amount of severance an employee is entitled to under this Policy shall be reduced by any other severance benefits paid by Tollgrade to such employee pursuant to any other policy or contract of Tollgrade or pursuant to any federal, state or local law, including, but not limited to, the Federal Worker Adjustment and Retraining Notification Act, but excluding unemployment benefits.

Severance Policy

Timing Of Severance Payments:

Severance payments shall be made as part of the normal payroll process during the period for which the terminated employee is eligible to receive severance pay.

Off-Set Of Amounts Due From Employee:

An employee shall be required to repay any monies owed Tollgrade at the time of termination. These sums may be withheld from the employee’s severance benefits provided under this Policy.

Continuation of Medical, Dental and Vision Benefits:

Group health, dental, and vision insurance benefits will be continued through the end of the month in which severance payments stop. All other benefits will cease as of the employee’s termination date.

The provision of, and method of payment for, such benefits will be governed by the benefits plan in place during the applicable period.

Reservation of Rights and Related Matters:	This policy shall not constitute an employment contract and shall not expand an individual’s employment rights with Tollgrade. All employees of Tollgrade are “at will” employees unless specified otherwise in a written agreement signed by the President and/or CEO of Tollgrade. Tollgrade can dismiss an employee at any time whether or not the employee commits a policy violation. However, with respect to the payment of severance pay pursuant to this Policy, a policy violation (i.e., termination for cause) can include, but is not limited to, misconduct, questions involving employee integrity, or any other conduct which adversely affects Tollgrade’s reputation or operations.

To the extent that any member of the Executive Group has specific severance benefits provided for in a separate written agreement governing the terms of his/her employment, the terms of that written agreement shall supersede this Policy and that agreement shall govern.

Severance Policy

Exceptions to this Policy, including the extension of benefits for any terminated employee, requires the written approval of the President and/or CEO of Tollgrade. Extension of this policy to locations which were not components of Tollgrade as of the effective date of this policy also requires approval of the President and/or CEO.

Interpretation, Amendment & Termination	Tollgrade reserves the right at any time to interpret and administer this Policy in its sole discretion including, without limitation, to modify, amend, or terminate this Policy. Without limiting the foregoing, Tollgrade expressly reserves the right to interpret, amend or modify this Policy so as to be in compliance with Code Section 409A and the regulations promulgated thereunder.

Severance Policy

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